Exhibit 5.1

Hogan & Hartson L.L.P.

Columbia Square

555 Thirteenth Street, N.W.

Tel (202) 637-5600

Fax (202) 637-5910

March 22, 2004

CarrAmerica Realty Corporation

CarrAmerica Realty, L.P.

1850 K Street, N.W., Suite 500

Washington, D.C. 20006

Ladies and Gentlemen:

This firm has acted as counsel to CarrAmerica Realty Corporation, a Maryland corporation (the “Company”), and CarrAmerica Realty, L.P., a Delaware limited partnership (“CARLP” and, together with the Company, the “Issuers”), in connection with the Issuers’ registration statement on Form S-3 (File No. 333-53751), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the public offering of securities of the Issuers that may be offered and sold by the Issuers from time to time as set forth in the prospectus dated January 8, 2002 (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is delivered in connection with the proposed public offering of up to $225,000,000 aggregate principal amount of the Company’s 3.625% Senior Notes due 2009 (the “Notes”) and the related unconditional guarantee of the payment of the principal of (and any premium) and interest on the Notes by CARLP (the “Guarantee”), as described in a supplement to the Prospectus dated May 18, 2004 (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	Executed copy of the Indenture, dated as of January 11, 2002, among the Company, CARLP, as guarantor, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by an Officers’ Certificate (as defined below) (together, the “Indenture”).

3.	Form of the Notes to be issued under the Indenture.

4.	Form of the officers’ certificate setting forth the terms of the Notes (the “Officers’ Certificate”).

5.	Form of the notation of guarantee on the Note.

6.	The Articles of Amendment and Restatement of Articles of Incorporation of the Company, as amended and supplemented, as certified by the State Department of Assessments and Taxation of the State of Maryland on March 18, 2004, and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

7.	Third Amendment and Restatement of the Company’s By-Laws, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

8.	Certificate of Limited Partnership of CARLP, as amended, as certified by the Secretary of State of the State of Delaware on March 19, 2004, and as certified by the Secretary of CarrAmerica Realty GP Holdings, Inc. (“GP Holdings”), the general partner of CARLP, on the date hereof as being complete, accurate and in effect.

9.	Third Amended and Restated Agreement of Limited Partnership of CARLP, as amended, as certified by the Secretary of GP Holdings on the date hereof as being complete, accurate and in effect.

10.	Certificate of Incorporation of GP Holdings, as certified by the Secretary of State of the State of Delaware on March 19, 2004, and as certified by the Secretary of GP Holdings on the date hereof as being complete, accurate and in effect.

11.	By-Laws of GP Holdings, as certified by the Secretary of GP Holdings on the date hereof as being complete, accurate and in effect.

12.	Executed copy of the Underwriting Agreement, dated as of January 8, 2002 (the “Underwriting Agreement”), by and among the Company and J.P. Morgan Securities Inc. (“JP Morgan”).

13.	Executed copy of the Terms Agreement, dated as of March 18, 2004, by and among the Company, CARLP, as guarantor, Banc of America Securities LLC, JPMorgan, Citigroup Global Markets Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Wachovia Capital Markets, LLC, Legg Mason Wood Walker, Incorporated, PNC Capital Markets, Inc., SunTrust Capital Markets, Inc., Piper Jaffray & Co., and Wells Fargo Brokerage Services, LLC, which amends and incorporates by reference the Underwriting Agreement in its entirety, relating to the sale of the Notes.

14.	Certain resolutions of the Board of Directors of the Company adopted at meetings held on April 15, 1998 and February 5, 2004, and of the Pricing Committee of the Board of Directors of the Company adopted at a meeting held on March 18, 2004, relating to the sale and authorization of the Notes by the Company and arrangements in connection therewith, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Resolutions”).

15.	Certain resolutions of the Board of Directors of GP Holdings adopted by unanimous consent dated March 18, 2004, relating to the Guarantee and arrangements in connection therewith, as certified by the Assistant Secretary of GP Holdings on the date hereof as being complete, accurate and in effect.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents submitted to us, the authenticity of all originals of the Documents, and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) as to the opinion given in paragraph (a), the Maryland General Corporation Law, as amended, (ii) as to the opinion given in paragraph (b), the Delaware General Corporation Law, as amended, and the Delaware Revised Uniform Limited Partnership Act, as amended, and (iii) the laws of the State of New York. As used herein, the terms “Maryland General Corporation Law, as amended,” “Delaware General Corporation Law, as amended” and “Delaware Revised Uniform Limited Partnership Act, as amended” include the statutory provisions contained therein, all applicable provisions of the Maryland and Delaware Constitutions and reported judicial decisions interpreting these laws. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

To the extent that the obligations of the Company and CARLP under the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that the Trustee is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) (i) Following receipt by the Company of the consideration specified in the Resolutions and the Terms Agreement, and (ii) assuming due execution, authentication, issuance and delivery of the Notes as provided by the Indenture, the Notes will constitute valid and binding obligations of the Company.

(b) (i) Following receipt by the Company of the consideration specified in the Resolutions and the Terms Agreement, and (ii) assuming due execution, authentication, issuance and delivery of the Notes and the endorsement of the Guarantee on the Notes as provided by the Indenture, the Guarantee will constitute the valid and binding obligation of CARLP.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

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We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K filed by the Issuers on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement dated March 18, 2004 constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/    HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.